UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK INNOVATION AND GROWTH TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear [__]

BlackRock Innovation and Growth Term Trust (the “Fund”) will be holding a special meeting of shareholders (the “Special Meeting”) in order to consider and vote on the proposals announced on January 21, 2025 (BlackRock Announces Changes to BlackRock Innovation and Growth Term Trust (BIGZ) | Business Wire).

We request that you take all necessary steps to recall any Fund shares on loan in order to ensure that you are a record date shareholder with respect thereto. The Record Date for the Special Meeting is expected to be on or about February 19.

This communication is not intended to, and does not solicit a proxy from any shareholder of the Fund. The solicitation of proxies to effect the proposals announced on January 21, 2025 with respect to the Fund (the “Proposals”) will only be made by a definitive Proxy Statement.

This communication references a Proxy Statement, to be filed by the Fund. The Proxy Statement has yet to be filed with the SEC. After the Proxy Statement is filed with the SEC, it may be amended or withdrawn. The Fund and its trustees, officers and employees, and BlackRock, and its shareholders, officers and employees and other persons may be deemed to be participants in the solicitation of proxies with respect to the Proposals. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests of the Fund’s trustees, officers and employees, and BlackRock and its shareholders, officers and employees and other persons by reading the Proxy Statement when it is filed with the SEC. INVESTORS AND SECURITY HOLDERS OF THE FUND ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS. INVESTORS SHOULD CONSIDER THE INVESTMENT OBJECTIVE, RISKS, CHARGES AND EXPENSES OF THE FUND CAREFULLY. THE PROXY STATEMENT WILL CONTAIN INFORMATION WITH RESPECT TO THE INVESTMENT OBJECTIVE, RISKS, CHARGES AND EXPENSES OF THE FUND. The Proxy Statement will not constitute an offer to buy or sell securities, in any state where such offer or sale is not permitted. Security holders may obtain free copies (when it becomes available) of the Proxy Statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies (when it becomes available) of the Proxy Statement and other documents filed with the SEC may also be obtained by directing a request to BlackRock at (800) 882-0052.